Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centessa Pharmaceuticals Limited:

We consent to the use of our report dated March 12, 2021, with respect to the balance sheet of Centessa Pharmaceuticals Limited as of December 31, 2020, the related statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the period October 26, 2020 (inception) through December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

April 20, 2021